                                                                   EXHIBIT 10.22

     (614) 480-4228

                                April 17, 1998


Mr. Douglas G. Borror, Chief Executive Officer
Mr. Jon M. Donnell, Chief Operating Officer
Mr. David S. Borror, Executive Vice President
Mr. Terry E. George, Treasurer
Dominion Homes, Inc.
5501 Frantz Road
Dublin OH 43017-0766

           Re:   $125,000,000 Senior Unsecured Credit Facility

Gentlemen:

Commitment

     You have advised the Huntington National Bank ("Huntington") that Dominion Homes, Inc. an Ohio corporation (the "Borrower") desires to establish a $125,000,000 Senior Unsecured Revolving Credit Facility (the "Facility"), the proceeds of which would be used by the Borrower to: (i) refinance the Borrower's outstanding loans made under that certain Loan Agreement dated as of September 29, 1997 among the Borrower, the lenders party thereto, Huntington, as issuing bank, and Huntington as Administrative Agent (the "Existing Loan Agreement"); and (ii) provide working capital, capital expenditure and acquisition financing for the Borrower and financing for other lawful general corporate purposes (including those set forth in the attached Annex I). You have asked Huntington to commit to provide you with financing commitments for the entire amount of the Facility.

     Huntington is pleased to inform you of its commitment to provide the entire amount of the Facility, as sole Lender, subject to the terms and conditions described in this letter and Annex I attached hereto, and together with the Fee Letter referred to below, the "Commitment Letter." Huntington's commitment to provide the entire amount of the Facility shall be without regard to Huntington's ability to syndicate the Facility as described below, subject to all the terms and conditions set forth below.

Conditions Precedent

     The commitment of Huntington hereunder is subject to: (i) the preparation, execution and delivery of mutually-acceptable loan documentation, including a credit agreement among the Borrower, the Administrative Agent, and Huntington as lender and issuing bank, incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of a material adverse change in the business condition, financial or otherwise, operations, performance, properties or prospects of the Borrower since December 31, 1997;
(iii) the accuracy and completeness of all representations you make to us and information that you furnish to us and your compliance with the terms of this Commitment Letter; and (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter.

Commitment Termination

     The commitment of Huntington set forth in this Commitment Letter will terminate on May 29, 1998, unless the Facility closes on or before such date. Prior to such date, this Commitment Letter may be terminated (i) by you at any time at your option upon payment of all fees, expenses and other amounts payable under this Commitment Letter or (ii) by the Huntington if any event occurs or if information has become available that, in its judgment, results or is likely to result in the failure to satisfy any conditions set forth above.

Syndication

     Huntington reserves the right, prior to or after the execution of definitive documentation with respect to the Facility, to syndicate a portion of its commitment to one or more other financial institutions reasonably acceptable to you that will become parties to such definitive documentation pursuant to a syndication to be managed by Huntington Capital Corp. ("Huntington Capital") (Huntington and any financial institutions becoming parties to such definitive documentation being collectively referred to herein as the "Lenders"). You understand that Huntington Capital intends to commence syndication efforts promptly and that it may elect to appoint one or more syndication agents (which may include Huntington) to direct the syndication efforts on its behalf.

     Huntington Capital will act as the syndication agent with respect to the Facility and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided.

     You agree to take all action as Huntington Capital may reasonably request to assist it in forming a syndicate acceptable to it and you. Your assistance in forming such a syndicate shall include but not be limited to: (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as Huntington Capital may reasonably request; (ii) using your best efforts to ensure that the syndication efforts benefit from your lending relationships; and
(iii) providing Huntington Capital with all information reasonably deemed necessary by it to successfully complete the syndication.

     To ensure an orderly and effective syndication of the Facility, you agree that until the closing of the syndication transaction (as determined by Huntington Capital), you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof), without the prior written consent of Huntington Capital.

     You agree that Huntington will act as the sole administrative agent for the Facility and that Huntington Capital will act as sole syndication agent and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of Huntington Capital and Huntington.

Fees

     In addition to the fees described below, you agree to pay the fees set forth in that certain letter between you and us of even date herewith (the "Fee Letter"). The terms of the Fee Letter are an integral part of the commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

Costs, Fees and Expenses

     In further consideration of the commitment hereunder, and recognizing that in connection herewith, the Huntington and Huntington Capital are incurring costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and syndication agent, search fees, due diligence, and syndication (including printing, distribution and bank meetings), costs and expenses, you hereby agree to pay, or reimburse the Huntington and Huntington Capital on demand for all such reasonable costs and expenses, whether incurred before or after the date hereof, regardless of whether any of the transactions contemplated hereby are consummated. The Borrower shall not be responsible for any fees, costs or expenses of any Lenders or their counsel (other than Huntington and its counsel).

Indemnification

     You agree to indemnify and hold harmless Huntington, Huntington Capital, each Lender and each of their affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Commitment Letter or the loan documentation or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

     You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross' negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

Confidentiality

     By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, (i) you may make public disclosure of the existence and amount of Huntington's commitment hereunder and of Huntington's identity as administrative agent, (ii) you may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, and (iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make.

Representations and Warranties

     You represent and warrant that (i) all information that has been or will hereafter be made available to Huntington or any of the Lenders by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and (ii) all financial projections that have been or will be prepared by you and made available to Huntington and the Lenders have been or will be prepared in good faith based upon reasonable assumptions. You further agree to supplement the information or projections from time to time so that the representations and warranties contained in this paragraph remain correct. In issuing this commitment, Huntington is relying on the accuracy of the information furnished to it by or on behalf of the Borrower and without an independent verification thereof.

No Third Party Reliance

     The agreements of Huntington hereunder to provide financing under the Facility are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in Annex I or in the Fee Letter are subject to the mutual agreement of the parties. The terms and conditions of this Commitment Letter may be modified only in writing.

Governing Law

     This Commitment Letter shall be governed by and construed in accordance with the laws of the State of Ohio. This Commitment Letter sets forth the entire agreement of the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto, including without limitation, the proposal letters issued to the Borrower by Huntington on April 10, 1998. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which taken together shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of the signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The Borrower's obligations under the above paragraphs with respect to fees, costs and expenses, and confidentiality, shall survive the expiration and termination of this Commitment Letter.

     Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them along with a $100,000 nonrefundable fee, to William R. Remias, Assistant Vice President, The Huntington National Bank (telecopier (614) 480-5791), 41 South High Street, Columbus, Ohio 43287, on or before 5:00 p.m. (Columbus time), on April 20, 1998, the time at which the Commitment of Huntington set forth above, if not so accepted prior thereto, will expire. Upon the closing of the Facility, the above nonrefundable fee will be credited against the fees set forth in the Fee Letter. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                               Very truly yours,

                               THE HUNTINGTON NATIONAL BANK

                               By: */s/William R. Remias
                                   ---------------------
                                       William R. Remias
                               Title:  Assistant Vice President


                               THE HUNTINGTON CAPITAL CORP., as Syndication
                               Agent (and not as Lender)

                               By: */s/Scott L. Moore
                                   ---------------------------------
                                       Scott L. Moore
                               Title:  Vice President

Accepted this 17th day of April, 1998 by Dominion Homes, Inc.

By  */s/Terry E. George
    --------------------------------

Its  Treasurer

                                                                   EXHIBIT 10.22

                                     ANNEX I

                              DOMINION HOMES, INC.
                         SUMMARY OF TERMS AND CONDITIONS
             $125,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY


     This Summary of Terms and Conditions outlines certain terms of the Facility referred to in the Commitment Letter dated April 16, 1998, addressed to Dominion Homes, Inc. from The Huntington National Bank and Huntington Capital Corp.(the "Commitment Letter"). This Summary of Terms and Conditions is part of and subject to the Commitment Letter.


BORROWER:              Dominion Homes, Inc., an Ohio corporation

ADMINISTRATIVE
AGENT:                 The Huntington National Bank.

SYNDICATION
AGENT:                 Huntington Capital Corp.

ISSUING BANK:          The Huntington National Bank.

LENDERS: Huntington and other financial institutions acceptable to the Administrative Agent and the Borrower.

CLOSING DATE:          On or before May 29, 1998.

THE REVOLVING
LOAN: The Lenders jointly, and not severally, shall make advances up to $125,000,000 in a senior unsecured revolving credit facility (the "Revolving Loan") subject to the terms and conditions of a certain Credit Agreement to be entered into among the Borrower, the Administrative Agent and the Lenders (the "Credit Agreement"), which may limit advances to availability under a Borrowing Base. Notwithstanding the respective individual limits of the Revolving Loan and the Letters of Credit (as defined below), the maximum principal sum of the Revolving Loan, plus the aggregate stated value of all letters of credit outstanding under the Letter of Credit Facility shall not exceed the lesser of (i) the Borrowing Base, plus the Acquisition Advance (to the extent applicable only during the first 3 years) or (ii) $125,000,000.00.

MATURITY:              The Revolving Loan shall be payable five years from
                       closing (May 31, 2003).

REPAYMENT:              Interest shall be payable monthly and at the end of each
                        interest period. Principal shall be due at maturity.
                        Prior to maturity, subject to the terms of the Credit
                        Agreement, the principal of the Revolving Loan may be readvanced and repaid any number of times.

INTEREST RATES:         During the term of the Revolving Loan, the rate of
                        interest applicable thereto shall, at the Borrower's option, accrue at one or more of the following rates:
                        (a) the Prime Commercial Rate plus the applicable margin set forth below in effect from time to time; or (b) the current reserve adjusted Eurodollar Rate which deposits in U.S. Dollars are offered to leading banks in the London Interbank Market, as reported on Telerate page
                        3750, and subject to the customary change of circumstance provisions, for interest periods of one, two, three or six months, plus the applicable margin set forth below. The appropriate margin for fixed rates shall fluctuate based on the Borrower's ratio of EBITDA to Interest Expense ("Interest Coverage Ratio"). The
                        Prime Rate margin and the Eurocurrency Rate margin from time to time will be determined as of the date of the Administrative Agent's receipt of the Borrower's financial statements for the previous quarter on the basis of the Borrower's Interest Coverage Ratio as set forth below.

                          Performance Pricing Matrix

--------------------------------------------------------------------------------------
 Interest Coverage Ratio          Prime Margin    Eurodollar Margin     Commitment Fee
--------------------------------------------------------------------------------------
  Greater than 3.75 to 1.00           0%              1.75%              .25%
--------------------------------------------------------------------------------------
  Greater than or equal to
  3.25 to 1.00, but less than
  or equal to 3.75 to 1.00            0%              2.00%              .25%
--------------------------------------------------------------------------------------
  Greater than or equal to
  2.75 to 1.00, but less than
  3.25 to 1.00                        0%              2.25%              .25%
--------------------------------------------------------------------------------------
  Less than 2.75 to 1.00              0%              2.50%             .375%
--------------------------------------------------------------------------------------

                       In addition, interest shall accrue on the amount of any Acquisition Advances under the Revolving Loan at an interest rate equal to the Eurodollar Rate, plus the applicable margin set forth in the Performance Pricing Matrix, plus .5% per annum. "Acquisition Advance" means, subject to the terms and conditions below, a sum of permitted advances under the Revolving Loan which may exceed the Borrowing Base (with a maximum sum of $10,000,000) attributable to Permitted Acquisitions consummated by the Borrower, but Acquisition Advances shall be available only during the first three years after closing.

INTEREST RATE
PROTECTION:            If any of the Eurodollar rates (without the applicable
                       margins) offered by the Credit Agreement reaches 8.50% per anum, the Borrower will be required to enter into or have entered into interest rate contracts (which may be entered into between the Borrower and any financial institution) with an aggregate notional amount equal to 50% of the Revolving Loan outstanding on such date for a term extending to the maturity date of the Revolving Loan on terms reasonably satisfactory to the requisite Lenders.

USE OF PROCEEDS:       The Revolving Loan proceeds will be used (a) to refinance
                       the revolving credit commitments under the Existing Loan
                       Agreement; (b) for working capital and normal and customary business purposes of the Borrower; and (c) for Permitted Acquisitions.

FEES: (a) Unused Fee: See Performance Pricing Matrix for percent per annum of the difference between (i) $125,000,000 and (ii) the sum of (a) the daily principal balance of the Revolving Loan during any full or partial calendar quarter, plus (b) the daily aggregate sum of issued and outstanding Letters of Credit. Such fees shall be payable quarterly in arrears and shall be shared on a pro rata basis among the Lenders.

                       (b) Underwriting Fee: As set forth in the Fee Letter.

LETTERS OF CREDIT:     Huntington will make available to the Borrower or to
                       Approved Joint Ventures standby letters of credit up to the aggregate maximum stated value outstanding at any one time not to exceed $20,000,000.00 (the "Letters of Credit"), subject to the limitations stated in this letter.

                       (a) Expiry Date: None of the Letters of Credit shall have an expiry date later than the earlier of (i) 24 months from issuance or (ii) the maturity date of the Revolving Loan.

                       (b) Letter of Credit Fees: The fees for issuance of Letters of Credit shall be the Eurodollar Margin, as set forth in the Performance Pricing Matrix as a percent per annum of the stated amount of each Letter of Credit, payable one-fourth of such fees upon the issuance of each Letter of Credit, and the remainder of such fees payable quarterly in arrears: The issuing bank shall retain a fee equal to 1/8% per annum, and the remaining amount shall be shared on a pro rata basis by the Lenders. In addition, the Borrower shall pay to the issuing bank its normal and customary issuing, servicing, and amendment fees.

                       (c) Use of Letters of Credit: The Letters of Credit shall be used by the Borrower (i) to support bonding requirements for real estate site improvements in favor of various municipal entities, (ii) to secure contractual performance of the Borrower's land development activities, (iii) to secure the Borrower's performance in land acquisition activities, and (iv) in connection with the type of activities described above for Approved Joint Ventures.

                       (d) Approved Joint Ventures: The term "Approved Joint Ventures" shall be defined in the Credit Agreement and shall be substantially similar to the definition of such term contained in the Existing Loan Agreement.

BORROWING BASE:        The sum of (a) advances under the Revolving Loan plus
                       (b) the aggregate outstanding stated amounts of the Letters of Credit shall not exceed the Borrowing Base.
                       "Borrowing Base" shall mean:

                       (a)   100% of the Company's Available Cash, plus

                       (b)   80% of Eligible Accounts Receivable, plus

                       (c)   75% of Eligible Lumber Inventory, plus

                       (d)   90% of Eligible Home --Work-in-Process,
                             plus

                       (e) the lesser of $15,000,000 or 50% of Eligible Real Estate Held for Development, plus

                       (f) the lesser of $10,000,000 or 50% of Eligible Investments in Joint Venture, plus

                       (g) the lesser of $5,850,000 or 90% of the aggregate sum of Eligible Model Homes, plus

                       (h) the lesser of $6,000,000 or 90% of Eligible Speculative Homes, plus

                       (i)   62.5% of Eligible Developed Lots, plus

                       (j)   50% of Eligible Lots Under Development.

                       In addition, subject to the terms set forth herein, the Borrower may have borrowing availability in the amount of the Acquisition Advances up to the amount of the aggregate acquisition purchase price, minus aggregate additions to the Borrowing Base as a result of the consummation of any Acquisition or Acquisitions (not to exceed the aggregate sum of $10,000,000).

                       The Administrative Agent reserves the right to deduct from any borrowing availability under the Borrowing Base, such amounts as necessary to establish reserves for the basket of "Excess Permitted Nonrecourse Borrowings" set forth below.

ELIGIBILITY:           The term "Eligible" and the components constituting
                       the Borrowing Base set forth above shall be substantially the same as in the Existing Loan
                       Agreement. With respect to the Borrowing Base, only real property located in the State of Ohio or contiguous states and joint ventures having Ohio real property in Ohio or contiguous states shall be considered for eligibility.

DEFAULT RATE:          The default rate on the Revolving Loan and on the failure
                       to reimburse any draws under the Letters of Credit shall be two percentage points per annum in excess of the Prime
                       Commercial Rate.

CONDITIONS             Usual and customary, including without limitation:
PRECEDENT:             (1)   The Borrower shall provide the Administrative Agent
                             with certified corporate resolutions of its board of directors authorizing it to borrow the full amount of the loans, closing certificates, a good standing certificate, articles of incorporation, bylaws, and other corporate documents requested by the Administrative Agent.

                       (2) The Borrower shall execute and deliver to the Administrative Agent and the Lenders, inter alia, promissory notes, letter of credit reimbursement agreements, and the Credit Agreement.

                       (3) The Borrower will pay all costs and expenses incidental to the Facility, whether or not the loans are closed, but the Borrower shall not be responsible for fees, costs or expenses of any Lenders or their counsel (other than Huntington and its counsel). Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Administrative Agent, including without limitation attorneys fees.

                       (4) The Borrower shall provide to the Administrative Agent and the Lenders at closing an opinion of its counsel, acceptable in form and substance to the Administrative Agent, including such provisions and addressing such matters as may be requested by the Administrative Agent.

                       (5) Except for existing outstanding letters of credit issued by Huntington for the account of the Borrower or certain approved joint ventures, full payment or satisfaction shall be obtained of the obligations under the Existing Credit Agreement.

                        (6) No change shall have occurred since December 31, 1997 which has or is reasonably likely to have a material adverse effect on (a) the business condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan documents, or (c) the ability of the Administrative Agent, the Lenders and issuing banks to enforce such Loan documents) ("Material Adverse Change").

                       (7) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or government instrumentality that, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

CONDITIONS
PRECEDENT TO
REVOLVING LOAN
AND LETTERS OF
CREDIT: No default shall have occurred under any of the loan documents, the representations and warranties of the Borrower therein shall be true and correct immediately prior to, and after giving affect to, funding and no Material Adverse Change shall have occurred.

REPRESENTATIONS
AND WARRANTIES:        Usual and customary for financings of this type and
                       substantially similar to those in the Existing Loan
                       Agreement.

COVENANTS IN CREDIT
AGREEMENT:             Those negative, affirmative and financial covenants
                       customarily found in Administrative Agent's Credit
                       Agreements for financings of this type and substantially similar to those in the Existing Loan Agreement, including without limitation the following:

                       (a) The Borrower shall be required to provide unqualified annual financial statements audited by independent certified public accountants acceptable to the Administrative Agent, within 90 days of the end of its fiscal year;

                       (b)    The Borrower shall deliver the following
                             information and reports to the Administrative Agent and the Lenders on a monthly basis within 45 days after the end of each month: (1) internally prepared financial statements, including balance sheets and income statements;
                             (2) Borrowing Base calculation reports; (3)
                             Compliance Certificates together with financial ratio calculations certifying compliance with the Credit Agreement and calculating all financial ratios; (4) aged listing of accounts receivable; (5) Land Development Lot Availability Report detailing completed lots and lots under development for each subdivision; (6) listing of model homes including cost to value; and (7) listing of speculative homes including cost to value;

                       (c) In addition to the foregoing information, the Borrower shall provide to the Administrative Agent and the Lenders copies of all filings, disclosures, or other information filed with the Securities Exchange Commission, any state securities commission or other regulatory agency and all press releases issued by the Borrower, contemporaneously with the filing, release or disclosure, as the case may be;

                       (d) The Borrower shall be required to provide such other financial information from time to time as the Administrative Agent or the Lenders may request;

                       (e) The Borrower shall provide a negative pledge by which it shall agree not to cause, permit, agree or consent to cause or permit in the future any of its property, whether now owned or hereafter acquired to be subject to a lien or encumbrance, except for those liens in connection with purchase money indebtedness permitted in paragraph (g) below, nonrecourse obligations to sellers of real estate, whether acquired directly or as a result of a Permitted Acquisition, and other liens mutually agreed to between Borrower and the Administrative Agent. In addition, the Borrower shall enter into a "double negative pledge" by which it shall agree not to provide a negative pledge to any party other than the Administrative Agent;

                       (f) The Borrower shall not replace or change the position of its Chief Executive Officer or Chief Operating Officer unless such replacement or change is not reasonably likely to cause a Material Adverse Change;

                       (g) Except for Excess Permitted Nonrecourse Borrowings, the Borrower shall agree that its other borrowings, additional debt or capital lease obligations (as defined by GAAP) shall not exceed the aggregate principal sum of $10,000,000 outstanding at any one time. In addition, the Borrower may incur up to $5,000,000 of Indebtedness in respect of nonrecourse obligations to sellers of real estate ("Excess Permitted Nonrecourse Borrowings"), provided that all of such Excess Permitted Nonrecourse Borrowings shall be fully reserved under the Borrowing Base;

                       (h) The Borrower will not guarantee, indorse or otherwise become surety for Indebtedness of others in excess of $100,000 outstanding at any one time, except for (i) Letters of Credit in connection with Approved Joint Ventures; or up to $10,000,000 of letters of credit not issued under the Facility or in connection with seller financing for Approved Joint Ventures; (ii) indorsement of negotiable instruments in the ordinary course of business; and (iii) partnership liability in connection with joint ventures or partnerships.

                       (i) The Borrower shall agree to maintain property and liability insurance coverage in such amounts and with such insurers as the Administrative Agent may deem acceptable;

                       (j) The Borrower shall agree that its annual payments for (i) operating lease rentals will not exceed $2,000,000 in the aggregate, and (ii) model homes rentals will not exceed $1,000,000 in the aggregate;

                       (k) The Borrower may make loans and advances in a manner substantially similar to those permitted under Section 8.11 of the Existing Loan Agreement;

                       (l) So long as no Event of Default exists under the Credit Agreement, the Borrower may redeem or acquire any of its own capital stock (a) having a value up to $500,000 in any fiscal year; and (b) an amount equal to the net proceeds from the simultaneous sale of an equivalent amount of its capital stock;

                       (m) The Borrower shall limit its investments to bonds or other obligations in the United States, certificates of deposit issued by commercial banks with minimum capital of $500 million, commercial paper rated at least A-1 or P-1, and having maturity dates of not more than one year, Permitted Acquisitions, those investments permitted by the Existing Loan Agreement and up to $2,000,000.00 in Investments in a mortgage company or companies;

                       (n) The Borrower shall agree with respect to all real property owned or leased by it to maintain agreed upon standards (substantially similar to the Existing Loan Agreement) with respect to environmental matters, condemnation or eminent domain, boundary line disputes, encroachments, access limitations, surveys, licenses, environmental studies, wetland analyses, zoning (to the extent required), availability of utilities and other related real estate or development requirements;

                       (o) At all times, the Borrower shall maintain a Tangible Net Worth of the following amounts for the following periods: from closing through and including December 30, 1998, not less than $35,000,000, and from and after December 31, 1998, the sum of $35,000,000, plus 75% of the
                             Borrower's net income after taxes in each fiscal year which the Borrower's net income after taxes is positive, beginning with the fiscal year ending December 31, 1998, and ending with the most recently ended fiscal year at the date of calculation. "Tangible Net Worth" shall mean Borrower's shareholders' equity, minus the sum of all the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organization expenses, (iii) intangible assets (to the extent not reflected in the foregoing), (iv) goodwill, (v) deferred charges or deferred financing costs, (vi) loans or advances to and/or accounts or notes receivable from affiliates, and (vii) non-compete agreements;

                       (p) At all times, the Borrower shall maintain an Interest Coverage Ratio (EBITDA to Interest Expense) of not less than 2.25 to 1.00. The Interest Coverage Ratio shall be determined as of the end of each quarter for the twelve month period ending on such date.

                       (q) At all times, the Borrower shall maintain a ratio of Total Liabilities to Tangible Net Worth of not greater than 2.75 to 1.00 through December 31, 1999, and 2.50 to 1.00 from and after January 1, 2000;

                       (r) At all times, the Borrower shall maintain a ratio of Uncommitted Land Holdings to Tangible Net Worth of not greater than 2.00 to 1.00 through December 31, 1999, and 1.75 to 1.00 from and after January 1, 2000;

                       (s) The Borrower shall be permitted to sell or otherwise dispose of assets in the ordinary course of business, but shall agree not to sell or otherwise dispose any of its assets, except as permitted in the Existing Loan Agreement;

                       (t) The Borrower shall obtain prior approval from the requisite Lenders for any purchases of unzoned land that would cause the Borrower to have such land in excess of $2,500,000 at cost outstanding at any one time;

                       (u) Uncommitted land holdings in central Ohio (60 mile radius from agreed upon point in Franklin County) shall not exceed $73,000,000 at the end of fiscal 1997, and thereafter increasing by 50% of the Borrower's net income, not to exceed the sum of $90,000,000 outstanding at any time;

                       (v) Other than in markets in which the Borrower has ongoing construction and a substantial presence as of December 31, 1997, total investment in uncommitted land holdings, speculative homes, model homes, and in Permitted Acquisitions shall not exceed the aggregate sum of $25,000,000 (the "Maximum New Market Investment Amount") without all Lender approval. Notwithstanding the foregoing, the Borrower may only invest up to $15,000,000 of such amount in one or more "start-up" operations involving uncommitted land holdings, speculative homes and model homes not associated with an ongoing business acquired by the Borrower. In addition, the Borrower shall not build homes or develop real estate in markets other than Ohio and any state contiguous to Ohio without requisite Lender approval;

                       (w) Subject to the Maximum New Market Investment Amount, acquisitions of other businesses, corporations or entities up to the aggregate amount of $25,000,000 shall be permitted, subject to meeting the requirements of a "permitted acquisition" agreed to between the Borrower and the Administrative Agent under the Credit Agreement in form substantially similar to Permitted Acquisitions in the Existing Loan Agreement, or as set forth below;

                       (x) Model homes inventory shall not exceed $6,500,000 at any time;

                       (y) Dividends (in the absence of default) in any fiscal year shall not exceed 25% of net income after taxes; provided, however, no default shall occur after the payment of any dividend;

                       (z) The Borrower shall not incur a quarterly loss in any five consecutive quarters; and

                       (aa) The Administrative Agent shall be appointed as Administrative Agent to administer the Facility for the benefit of the Lenders, and such agency shall contain terms and conditions satisfactory to the Administrative Agent and the Lenders.

COUNSEL TO
AGENT: Porter, Wright, Morris & Arthur, 41 South High Street, Suite 31, Columbus, Ohio 43215, Timothy E. Grady, telephone: (614) 227-2105.

REQUISITE
LENDERS: Lenders holding greater than 66 2/3% of the commitments under the Facility.

PERMITTED
ACQUISITIONS:          Neither the Borrower nor any Subsidiary shall make any
                       Acquisition without the prior written consent of the
                       Administrative Agent and the Requisite Lenders except
                       in connection with a Permitted Acquisition, the
                       Purchase Price of which, together with the aggregate
                       Purchase Price of all other Permitted Acquisitions
                       made after the date hereof does not exceed the sum of
                       $25,000,000.00, provided, however such Acquisitions,
                       plus all Investments in Restricted Subsidiaries, plus
                       purchases of the real and personal property shall not
                       exceed the Maximum New Market Investment Amount (all
                       such definitions shall be substantially similar to the
                       Existing Loan Agreement).   "Purchase Price" shall
                       mean the sum of cash and cash equivalents paid, notes or other indebtedness given, liabilities assumed, or the fair market value of property transferred in connection with any Acquisition. A "Permitted
                       Acquisition" shall mean an Acquisition by the Borrower or any Subsidiary, for which the Borrower or a Restricted Subsidiary satisfies each of the following conditions to the good faith satisfaction of the Administrative Agent and the Requisite Lenders:

                       (a) such Acquisition is in the homebuilding or related industry.

                       (b) such Acquisition is made at a time when, after giving effect thereto and the related financing thereof, (i) no Event of Default exists or would occur based upon a (A) pro forma prospective calculation for the next twelve (12) month period and (B) a pro forma historical calculation (using Adjusted EBITDA, if applicable) for the most recent twelve (12) month period of the financial covenants set forth in the Credit Agreement performed in accordance with GAAP giving effect to any higher levels of Indebtedness associated with the acquired operations, together with interest thereon to be accrued for such twelve (12) month periods, and (ii) after giving effect to such Acquisition, the Borrower and each Subsidiary would remain solvent pursuant to the warranties contained in this Agreement.

                       (c) the acquired business entity shall have had positive adjusted EBITDA for the previous twelve
                             (12) months. "Adjusted EBITDA" shall mean such entity's EBITDA, plus (i) owner's and affiliate's compensation and other expenses related to owners and affiliates (if such owner and affiliate will not remain with business or if such related expenses will not continue), plus (ii) any extraordinary losses incurred during such period as determined by GAAP, minus any extraordinary gains for such period.

                       (d) on the date of the closing of the Permitted Acquisition and after giving effect thereto and to any advances under the Revolving Loan made to finance such Permitted Acquisition, (i) no Event of Default shall have occurred and be continuing and (ii) all representations and warranties under this Agreement shall be true and correct as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date;

                       (e) the acquired business entity, if the acquisition is of capital stock and such entity constitutes a Subsidiary, obligates itself on the Loans or the Credit Agreement pursuant to a guaranty or supplement or other loan documents satisfactory to the Administrative Agent and otherwise complies with the requirements of the Credit Agreement and (ii) executes and delivers such documentation as the Administrative Agent deems appropriate with respect to intercompany borrowings from the Borrower.

                       (f) the acquired assets are free and clear of all liens or encumbrances except as permitted under the Credit Agreement;

                       (g) the Borrower delivers written notice to the Administrative Agent of its intention to make such Acquisition no less than 45 days prior to the proposed closing date for such Acquisition that sets forth, among other things, information regarding liabilities and obligations with respect to the environmental matters, labor matters, or ERISA matters to be incurred by the Borrower (including, without limitation, the acquired business entity in the event of an acquisition of capital stock) as a result of such Acquisition, any indemnities afforded under the terms of such acquisition and the scope and results of any environmental review, labor review, or ERISA review undertaken by the Borrower in connection therewith and the results of any further due diligence required by the Administrative Agent;

                       (h) the Borrower shall provide the Administrative Agent with copies of financial statements of the proposed acquired business entity;

                       (i) the Borrower shall not engage in a Hostile Acquisition. "Hostile Acquisition" shall mean to acquire, or obtain the right to acquire, beneficial ownership of 5% of common stock or 5% of assets then outstanding of any other business entity pursuant to a tender offer, exchange offer, or other offer not expressly authorized in writing by the Board of Directors of such business entity; and

                       (j) all assets and/or subsidiaries acquired shall be subject to the provisions of this Agreement.

                 "Acquisition" means any transaction, or any series of related transactions, by which the Borrower or any of its Subsidiaries
                 (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof which constitutes a going business, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or a majority (by percentage or voting power) of the outstanding interests of a partnership or a joint venture or a majority (by percentage or voting power) of the outstanding ownership interest of a limited liability company.